UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 23, 2007
Date of Report (Date of earliest event reported)

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51712	71-0971567
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

666 Burrard Street, Suite 1220, Vancouver, British Columbia, Canada	V6C 2X8
(Address of principal executive offices)	(Zip Code)

(604) 685-0076
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01            Other events

With a record date of July 23, 2007 (the “Record Date”) and a distribution date of July 25, 2007, the Board of Directors of Park Place Energy Corp. (the “Company”) unanimously resolved, in accordance with Section 78.207 of the Nevada Revised Statutes, as amended, to complete an increase in the number of shares of the Company’s authorized share capital and correspondingly increase the number of its issued and outstanding common shares, in each case on a one and one-half (1.5) new shares for one (1) old share basis (the “Increase in Authorized Share Capital/Forward Stock Split”).

The Increase in Authorized Share Capital/Forward Stock Split was implemented taking into account the Company’s authorized share capital and number of issued and outstanding shares of common stock as of the Record Date. As such, the Company’s authorized share capital was increased from 800,000,000 common shares to 1,200,000,000 common shares, and the Company’s issued and outstanding common stock was increased from 40,965,200 common shares to 61,447,800 common shares. The par value of the Company’s common shares, which is $0.00001 per common share, has not changed.

Shareholders should retain their existing share certificates and not return their share certificates to the Company’s transfer agent. Share certificates representing the Forward Stock Split have been, or will be, mailed out to registered shareholders as of the Record Date.

The Company is ascribing no monetary value to Increase in Authorized Share Capital/Forward Stock Split. Accordingly, there should be no tax payable by Canadian or U.S. shareholders as a result of the Increase in Authorized Share Capital/Forward Stock Split. Shareholders are advised to contact their own tax advisors for further information.

Investors are cautioned that trading in the securities of the Company should be considered highly speculative. No exchange, over-the-counter market or regulatory authority has in any way passed upon the merits of the Increase in Authorized Share Capital/Forward Stock Split or has either approved or disapproved the contents of this Current Report.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01            Financial Statements and Exhibits.

Exhibit	Description
3.1	Certificate of Change pursuant to NRS 78.209.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY CORP.

DATE: July 25, 2007.	/s/ Scott Pedersen
Name: Scott Pedersen
Title: President